Exhibit 10.5

First Commonwealth Financial Corporation

2012-2014 LONG-TERM INCENTIVE PLAN

1.	Purpose; Effective Date.

This 2012-2014 Long-Term Incentive Plan (the “Plan”) of First Commonwealth Financial Corporation (the “Company”) is designed to provide an incentive for the executive team to undertake efforts that are ultimately reflected in superior company performance relative to its Pennsylvania peers. The Plan is intended to be a key part of providing a competitive and attractive pay package necessary to attract and retain superior executive talent, and to build executive ownership in the Company. This Plan was approved by the Compensation and Human Resources Committee (the “Committee”) on February 24, 2012, for the January 1, 2012 through December 31, 2014 performance period (the “Performance Period”). Each Award granted under this Plan shall be subject to the terms and conditions of the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Master Plan”). Each capitalized term which is not otherwise defined in this Plan shall have the meaning given to such term in the Master Plan.

2.	Administration.

The Plan shall be administered by the Committee in accordance with Article 3 of the Master Plan.

3.	Plan Awards.

(a) Awards under the Plan shall consist of (i) Restricted Stock Units, which shall be settled in shares of Restricted Stock upon the later of achievement of the Performance Goals and the last day of the Performance Period; and (ii) to the extent indicated on Exhibit A, shares of Restricted Stock, which shall vest in a single installment on the last day of the Performance Period in accordance with a Restricted Stock Agreement to be entered into between the Company and each recipient of Restricted Stock under this Plan.

(b) Exhibit A identifies the Employees who have been selected by the Committee to become Participants in the Plan, each Participant’s Target Restricted Stock Unit Award and Restricted Stock Award, and the Plan Performance Goals.

(c) The Performance Goals shall be calculated from the Company’s publicly reported financial statements and shall be defined as follows:

i. Return on Equity (ROE) Relative to Peers shall mean the Company’s ROE during the fiscal years ending December 31, 2013 and December 31, 2014, as publicly reported, relative to the Company’s Peer Group, as reported through SNL Financial or other reporting service for each such fiscal year. For purposes of calculating this Performance Goal, the relative ROE for the fiscal year ending December 31, 2013 shall be weighted 50% and the relative ROE for the fiscal year ending December 31, 2014 shall be weighted 50%. ROE is calculated for purposes of this Plan as the Company’s net income divided by the average daily shareholders equity.

ii. Total Return to Shareholders (TRS) Relative to Peers is defined as the Company’s cumulative TRS relative to the Company’s Peer Group, as reported through SNL Financial or other reporting service. TRS is defined for purposes of this Plan as the total change in the value of a share of Company stock over the Performance Period, plus the value of immediately reinvested dividends over the same period.

(d) The “Peer Group” for purposes of this Plan shall mean the Pennsylvania Peer Group designated by the Committee as of January 1, 2012 and disclosed in the Company’s proxy statement for the 2012 annual meeting of shareholders. The Committee may add or remove members from the Peer Group from time to time during the Performance Period if a member merges, is acquired or closed or otherwise ceases to be a meaningful comparator for the Company, in each case, as determined by the Committee. The Committee shall have discretion to adjust the relative performance of the Peer Group as necessary to account for changes in the composition of the Peer Group during the Performance Period.

4.	Determination of Restricted Stock Units.

A Participant’s Restricted Stock Unit Award shall be determined according to the following formula:

(Target RSU Award X ROE Payout) + (Target RSU Award X TRS Payout)

For purposes of this formula:

“Target RSU Award” shall mean the number of shares shown for the Participant in the “Target Restricted Stock Unit Award” column of Table 1 on Exhibit A.

“ROE Payout” means the percentage shown in the “ROE Payout” column of Table 2 on Exhibit A at the performance level for the ROE Relative to Peers Performance Goal. If the actual performance for ROE Relative to Peers falls between the Threshold and Target performance levels or between the Target and Superior performance levels, the ROE Payout shall be interpolated between the percentage shown for the Threshold and Target performance levels or between the percentage shown for the Target and Superior performance levels, as the case may be, as determined by the Committee in its sole discretion.

“TRS Payout” means the percentage shown in the “TRS Payout” column of Table 2 on Exhibit A at the performance level for the TRS Relative to Peers Performance Goal. If the actual performance for TRS Relative to Peers falls between the Threshold and Target performance levels or between the Target and Superior performance levels, the

TRS Payout shall be interpolated between the percentage shown for the Threshold and Target performance levels or between the percentage shown for the Target and Superior performance levels, as the case may be, as determined by the Committee in its sole discretion.

5.	Settlement of Restricted Stock Units.

(a) Restricted Stock Units shall be paid and settled in Restricted Stock as soon as practicable following the certification by the Committee of results for the Performance Period. However, in any event, all Restricted Stock Units shall be paid and settled in Restricted Stock no later than March 15, 2015, or such earlier date as is provided in the immediately succeeding sentence, such that the payments will be exempt from Section 409A of the Code, under the “short term deferral” exemption specified in Treas. Reg. § 1.409A-1(b)(4). Notwithstanding the foregoing, the Committee, in its sole discretion, may cause all or any portion of a Participant’s Restricted Stock Units to be paid and settled in Restricted Stock prior to March 15, 2015 in the event of (i) the death of the Participant or (ii) a Change of Control, provided that any such earlier payment or settlement shall be made no later than March 15 of the year following the year of such death or Change of Control.

(b) Any shares of Restricted Stock paid and issued in settlement of the Restricted Stock Units (i) may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the first to occur of (x) December 31, 2015, (y) the death of the Participant, or (z) a Change in Control; and (ii) shall be automatically forfeited and returned to the Company or cancelled if the Participant’s employment terminates for any reason prior to the occurrence of one of the events described in clause (i) of this Section 5(b). Notwithstanding the foregoing, the Committee, in its sole discretion, may cause all or any portion of a Participant’s shares of Restricted Stock to vest prior to the occurrence of one of the events described in the preceding sentence. The Participant shall be required to enter into a Restricted Stock Agreement in a form approved by the Committee as a condition to receiving shares of Restricted Stock pursuant to this Section 5.

6.	Termination of Employment.

Notwithstanding any provision to the contrary in the Master Plan, if the Participant ceases to be a full-time employee of the Company for any reason prior to the end of the Performance Period, the Participant will cease to be a participant in this Plan and will not be eligible to receive any Awards pursuant to this Plan.

7.	Miscellaneous Provisions.

(a) Claw-Back Rights. The Committee will have the sole and absolute authority to make retroactive adjustments to any Awards paid to Participants where the payment was predicated upon the achievement of erroneous financial or strategic business results or conduct which the Committee determines, in its sole discretion, created unnecessary or excessive risk to the Company or constituted dishonest or unethical conduct for the purposes of increasing the amount of the Participant’s Award. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by a Participant under the Plan.

(b) Amendment or Termination. Notwithstanding any provision to the contrary in the Master Plan, the Committee has full power to amend, modify, suspend, or terminate the Plan or the Awards granted under the Plan to the extent the Committee deems necessary or advisable, in its sole discretion, to promote the safety and soundness of the Company or any of its Subsidiaries, to comply with changes to applicable laws, regulations and regulatory guidance or under other extraordinary circumstances arising after the effective date of the Plan.

(c) Regulatory Approvals. The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

(d) No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.

(e) No Right to Participation. No employee or officer of the Company or any subsidiary shall have the right to be selected to receive an Award under this Plan, or, having been so selected, have the right to receive a future Award.

(f) Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

(g) Section 409A. The Plan will be administered, interpreted and construed in compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”), including any exemption thereunder. To the maximum extent permitted by Section 409A, all payments under the Plan are intended to be exempt from Section 409A pursuant to the exemption for short-term deferrals as specified in Treas. Reg. § 1.409A-1(b)(4), the exemption for restricted shares under Section 409A and any other exemptions available under Section 409A. Neither the Company, any of its Subsidiaries nor any of their respective predecessors, successors or affiliates (collectively, the “Company Group”) shall be liable for, and nothing provided or contained in the Plan shall obligate or cause any member of the Company Group to be liable for, any tax, interest or penalties imposed on the Participant related to or arising with respect to any violation Section 409A.

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